Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact: Michael E. Henry,
          663 Highway 60, P.O. Box 807                     Chairman and CEO
          Monett, MO 65708                                 (417) 235-6652

                                          IR Contact:    Becky Pendleton Reid
                                                         The Cereghino Group
                                                         (206) 762-0993

 For Immediate Release

       JACK HENRY & ASSOCIATES NAMES JACK PRIM CHIEF OPERATING OFFICER
                      ED RHEA PROMOTED TO VICE PRESIDENT


 Monett, MO, May 7, 2001 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY) today announced the Board of Directors has promoted Jack Prim to the position of Chief Operating Officer from General Manager of the E-Services Division. Ed Rhea is being promoted to Vice President and remains National Sales Manager. Both promotions will be effective July 1, 2001. Terry Thompson, who formerly held the title of COO, continues as President.

 "With more than 24 years of industry experience, Jack brings a wealth of knowledge on financial services and a deep understanding of our technology. Jack's background is ideally suited to running the day-to-day-operations, freeing Terry and myself to focus on more strategic areas," said Michael Henry, Chairman and CEO. "We are fortunate to have Ed Rhea, a very strong and capable manager, to lead our national sales team. His 13-year career with us has been exemplary, and we are confident that under his leadership our sales team will continue to generate excellent results."

 "In the past five years, our revenues have more than tripled, and we've grown substantially on virtually every measure including customers, employees, products, divisions and offices. To stay ahead of the growth curve, we've worked to streamline our reporting arrangements and realign responsibilities to improve efficiency and productivity," said Terry Thompson, President. "These management promotions provide further depth to our top management team and greater flexibility for us to meet the demands of our investors, customers, employees and other shareholders."

 At Burroughs Corporation (now Unisys -- NYSE:UIS) and Broadway & Seymour, Inc. (BSI -- now a division of Science Applications International Corporation), Prim enhanced his leadership skills, technology expertise, banking knowledge, and sales and marketing ability. Recognizing his talents in 1987, BSI promoted him to National Sales Manager, responsible for direct sales efforts in the community banking market. Subsequently, he was given direct responsibility for BSI's service bureau business units, promoted to VP of Outsourcing Operations and chosen to head BSI's Liberty[TM] Customer Support division.

 His knowledge and expertise were critical to naming him General Manager of the Liberty division when JKHY acquired BSI's Community Banking Division in 1995. In 2000, Jack was named General Manager of the E-Services division, responsible for OutLink Data Centers, Centurion Disaster Recovery[TM], CommLink[TM], and FormSmart[TM]. He received his Bachelor of Arts degree in Business Administration from the University of North Carolina at Charlotte and his Masters of Business Administration from Queens College in Charlotte, North Carolina. Jack is married with three children and resides in Charlotte.

 Ed Rhea has served as General Manager of Sales and Marketing since July 1996. Prior to his current position as General Manager, Rhea served as
 Manager of Installation Services from August 1994 to July 1996 and Silverlake Installation Manager from January 1991 to July 1994. Rhea began his career with Jack Henry & Associates in January 1988 as an installation technician. Before joining Jack Henry & Associates, he attended Missouri Southern State College in Joplin, Missouri. Ed and his wife reside in Monett, Missouri, with their daughter.

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 2,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.

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